Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Plymouth Opportunity REIT, Inc.

We consent to the incorporation by reference of our report dated March 28, 2012 with respect to the consolidated balance sheet of Plymouth Opportunity REIT, Inc. and subsidiaries as of December 31, 2011, and the related consolidated income statement, consolidated statement of equity, and cash flows for the period March 7, 2011 (inception) through December 31, 2011, included in Plymouth Opportunity REIT's Annual Report on Form 10-K filed with the Securities and Exchange Commission and to the reference to our firm under the heading "Experts" in the Post-Effective Amendment No. 2 to Registration Statement on Form S-11 (No. 333-173048) and the related prospectus of Plymouth Opportunity REIT, Inc.

We consent to the use of the following reports, all incorporated herein by reference:

•	our report dated November 2, 2012 related to the statement of revenue and certain expenses of Wynthrope Forest for the year ended December 31, 2011, included in Plymouth Opportunity REIT’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 2, 2012, and

•	our report dated November 26, 2012 related to the combined statement of revenue and certain expenses of Cincinnati Industrial Portfolio for the year ended December 31, 2011, included in Plymouth Opportunity REIT’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 26, 2012.

Our reports related to the above statements of revenue and certain expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

Boston, Massachusetts

December 20, 2012